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                                                                     EXHIBIT 4.5


                                  AMENDMENT TO
                           PLEDGE/SECURITY AGREEMENT

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THIS AMENDMENT TO PLEDGE/SECURITY AGREEMENT ("Amendment") is made and entered into effective September 1, 1995 by and between Showscan Entertainment Inc., a Delaware corporation ("Pledgor"), and Banca del Gottardo ("Bank"), with respect to the following facts:

A. Pledgor and Bank are parties to that certain Note Purchase, Paying and Conversion Agency Agreement dated as of August 14, 1995 ("Agreement") and that certain Pledge/Security Agreement dated as of September 1, 1995 ("Pledge Agreement").

B. Pledgor and Bank desire to make certain amendments to the Pledge Agreement as provided herein.

NOW, THEREFORE, in consideration the premises and of the mutual agreements and covenants hereinafter contained, the parties hereto agree as follows:

1. References to Bank; Confirmation. Paragraph 1 of the Pledge Agreement shall be amended by adding the following at the end thereof:

      "The term "Bank" as used in this paragraph 1 shall mean Bank for itself and for the ratable benefit of the holders from time to time of the Notes. Pledgor hereby confirms the grant of a security interest in the Collateral to and in favor of Bank for itself and for the ratable benefit of the holders from time to time of the Notes to secure the payment and performance of all of the covenants and obligations of Pledgor under the Notes and the Agreement. Bank hereby confirms that its holds the Collateral for itself and for the benefit of the holders from time to time of the Notes and, with respect to all matters relating to the Collateral, Pledgor shall be entitled to deal solely with Bank."

2. References to Notes. The term "Notes" as used herein and in the Pledge Agreement shall mean and include all of the 8% Convertible Notes of 1995 due September 1, 1999 issued pursuant to the Agreement including the Global Note (as defined in the Agreement).

3. Collateral. Clause (7) of paragraph 1 of the Pledge Agreement shall be amended in its entirety to read as follows:

              "(7) all cash and all deposit accounts, and to the extent not otherwise included in the foregoing clauses, all other accounts, chattel paper, intellectual property, general intangibles, good, instruments and documents; and"

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. Applicable Law and Jurisdiction. This Amendment shall be governed by and construed in accordance with the laws of the State of California. Any dispute which might arise between Bank on the one hand and Pledgor on the other hand regarding this Amendment shall fall within the jurisdiction


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of the Superior Court of Los Angeles County, California and/or the United States
District Court for the Central District of California, with the right to appeal to the state and/or the federal appellate Courts.

In Witness Whereof, the parties have executed this Amendment as of the day and year first above written.

                              SHOWSCAN ENTERTAINMENT INC.


                              By: /s/ Dennis Pope
                                  ----------------------------------
                                      Name:  Dennis Pope
                                      Title: Executive Vice President


                              BANCA DEL GOTTARDO


                              By: /s/ Fabio Testori            /s/ Hans Gugolz
                                  --------------------------   ---------------
                                      Name:  Fabio Testori     Hans Gugolz
                                      Title: Member of the     Member of
                                             Executive Board   Management